UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010

UNITED MARITIME GROUP, LLC

(Exact Name of Registrant as Specified in Charter)

Florida	333-165796	59-2147756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 S. Harbour Island Blvd., Suite 230

Tampa, FL 33602

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (813) 209-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 3, 2010, United Maritime Group, LLC (the “Company”), entered into a non-interference and severance agreement (the “Agreement“) with Neil G. McManus, the Company’s Vice President, United Ocean Services, in connection with the expiration of his prior employment agreement with the Company. The Agreement provides that Mr. McManus will be subject to customary confidentiality and invention assignment provisions, as well as non-competition and non-solicitation covenants which apply during the period commencing on the effective date of the Agreement and extending to the later of (x) the two year anniversary of the effective date of the Agreement and (y) the one year anniversary of the date of termination. In the event of an involuntary termination without “cause” or a voluntary termination for “good reason,” the Agreement provides that Mr. McManus will be entitled to (i) continuation of base salary and medical coverage for a period commencing on the date of such termination and extending to the later of (x) the two year anniversary of the effective date of the Agreement and (y) the one year anniversary of the date of such termination, provided Mr. McManus does not violate the non-competition, non-solicitation, or confidentiality terms of the Agreement, (ii) any earned but unpaid annual bonus for the year prior to termination, and (iii) provided the applicable performance targets have been achieved, a pro-rated annual bonus for the year in which termination occurs.

The summary of the Agreement with Mr. McManus is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1	Non-Interference and Severance Agreement for Neil McManus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MARITIME GROUP, LLC

By:	/s/ Jason Grant
Name:	Jason Grant
Title:	Chief Financial Officer

Date: December 9, 2010